Exhibit 99.1

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES CEO SUCCESSION PLAN

Owen D. Thomas Will Become Chief Executive Officer in April 2013

Mortimer B. Zuckerman Will Continue to Serve as Executive Chairman

Boston, MA, March 11, 2013 – Boston Properties, Inc. (NYSE: BXP), – Boston Properties, Inc. (NYSE:BXP), a real estate investment trust, today announced that Owen D. Thomas will succeed Mortimer B. Zuckerman as Chief Executive Officer and join the Board of Directors, effective April 2, 2013. Mr. Zuckerman will remain as Executive Chairman and return to his original role in company activities.

Mr. Thomas is a seasoned industry veteran with over 25 years of real estate experience and an extensive financial and operational background. He is currently the Chairman of the Board of Lehman Brothers Holdings Inc., the successor company to Lehman Brothers. At Lehman Brothers Holdings, Mr. Thomas has overseen the successful disposition of a range of assets, including the sale of Archstone Enterprise LP to Equity Residential (NYSE: EQR) and AvalonBay Communities, Inc. (NYSE: AVB) for $15 billion. Mr. Thomas also held various senior positions at Morgan Stanley for over 20 years, including serving as Head of Morgan Stanley Real Estate and as Chief Executive Officer of Morgan Stanley Asia Ltd.

Said Mr. Zuckerman, “As part of our succession planning process with the Board, we have been focused on identifying the right person to take over as CEO of the Company – a role I inherited in 2010 after my long-time business partner and Boston Properties co-founder Ed Linde passed away. I could not be more pleased that, after a very thorough process, Owen Thomas will become our new CEO. He is an accomplished executive and well known throughout our industry, and he is the right person to lead the company for the future and to build on our success. Boston Properties has tremendous momentum as we adhere to a disciplined strategy of focusing on high-quality, iconic assets in attractive markets. Together with Doug Linde, Ray Ritchey and our other talented colleagues, Owen will build on that legacy and we look forward to his contributions.”

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Douglas T. Linde, President of Boston Properties, added, “Owen is an outstanding, seasoned executive with a long track record of success. We have known each other for many years and I look forward to a strong partnership with him as we drive the next phase of the Company’s growth.”

Mr. Thomas commented, “Boston Properties has been at the forefront of real estate investing for over four decades, and the Company’s strong reputation and track record of successful investing and development speaks for itself. I’m honored to have the opportunity to join such an accomplished company and also to work closely with Mort and the rest of the outstanding leadership team.”

Biography of Owen D. Thomas

Owen D. Thomas, 51, has served as Chairman of the Board of Directors of Lehman Brothers Holdings Inc. since March 2012. From 1987 until 2011, Mr. Thomas held various positions at Morgan Stanley, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director. Mr. Thomas was also a member of Morgan Stanley’s Management Committee from 2005 to 2011. He is a Director of the University of Virginia Investment Management Company, a Trustee of the Urban Land Institute and the former Chairman of the Pension Real Estate Association. He received a B.A. in Mechanical Engineering from the University of Virginia and an M.B.A. from Harvard Business School.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, three residential properties and four retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, New York, Princeton, San Francisco and Washington, DC.

For more information visit the Company’s web site at http://www.bostonproperties.com.

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